Exhibit 99.1

Insulet Announces Board of Director Changes with Appointment of Luciana Borio, M.D. and Retirement of Sally W. Crawford

ACTON, MA - October 18, 2021 - Insulet Corporation (NASDAQ: PODD) (Insulet or the Company), the global leader in tubeless insulin pump technology with its Omnipod® brand of products, today announced that Luciana Borio, M.D., has been appointed to the Company’s Board of Directors.

Dr. Borio is a respected physician with vast experience in advancing major regulatory and policy agendas for the United States government, having served in key roles at the U.S. Food and Drug Administration (FDA), the National Security Council, and the Council on Foreign Relations. She specializes in biodefense and medical countermeasures, emerging infectious diseases, medical product development, and public health emergencies.

“We are so pleased to welcome Dr. Borio to Insulet’s Board,” said Timothy Scannell, Chairman of Insulet’s Board of Directors. “Dr. Borio’s unique experience of working with government agencies on some of the world’s most complex public health challenges, along with her clinical and scientific expertise, and her passion for advancing public health, will be incredibly valuable to our Board as we continue to advance our growth strategy.”

In July 2021, Dr. Borio joined ARCH Venture Partners, where she advises on new investment opportunities related to biologics manufacturing, clinical trials, novel therapies, and areas with large unmet clinical needs. Prior to joining ARCH, she served as Senior Vice President at In-Q-Tel, an independent, non-profit, strategic investment firm and as Director for Medical and Biodefense Preparedness Policy at the National Security Council.

While at the FDA, Dr. Borio held roles of increasing responsibility, including Acting Chief Scientist and Assistant Commissioner for Counterterrorism Policy. She helped develop and execute the FDA’s medical countermeasures and public health responses to the 2009 H1N1 flu pandemic, the 2014 Ebola epidemic, and the 2015 Zika outbreak. She also served on the World Health Organization’s Emergency Preparedness and Response Scientific Advisory Group.

Most recently, she served as a member of the President’s Transition COVID-19 Advisory Board. Dr. Borio continues to practice medicine at Johns Hopkins Hospital. She earned a B.S. in Zoology from George Washington University and an M.D from George Washington University School of Medicine.

Insulet also announced that Sally W. Crawford, a member of the Company’s Board of Directors, will retire from the Board effective December 31, 2021 after 13 years of distinguished service.

“We thank Sally for her dedication, leadership, and guidance while serving on Insulet’s board,” said Mr. Scannell. “Sally has been a passionate advisor and a true friend to all of us. We are grateful for her immense contributions to Insulet and our mission to improve the lives of people with diabetes.”

About Insulet Corporation:
Insulet Corporation (NASDAQ: PODD), headquartered in Massachusetts, is an innovative medical device company dedicated to simplifying life for people with diabetes and other conditions through its Omnipod product platform. The Omnipod Insulin Management System provides a unique alternative to traditional insulin delivery methods. With its simple, wearable design, the disposable Pod provides up to three days of non-stop insulin delivery, without the need to see or handle a needle. Insulet also leverages the unique design of its Pod by tailoring its Omnipod technology platform for the delivery of non-insulin subcutaneous drugs across other therapeutic areas. For more information, please visit: insulet.com and omnipod.com.

Forward-Looking Statement:
This press release may contain forward-looking statements concerning Insulet's expectations, anticipations, intentions, beliefs, or strategies regarding the future. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on Insulet. There can be no assurance that future developments affecting Insulet will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, and other risks and uncertainties described in its Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 24, 2021 in the section entitled "Risk Factors," and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.

Investor Relations Contact:
Deborah R. Gordon
Vice President, Investor Relations
(978) 600-7717
dgordon@insulet.com

Media Contact:
Angela Geryak Wiczek
Senior Director, Corporate Communications
(978) 932-0611
awiczek@insulet.com
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